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                                  Exhibit 23.2

                               Consent of KPMG LLP

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                          Independent Auditors' Consent

The Board of Directors
Mohawk Industries, Inc.:

          We consent to the use of our report dated February 1, 2002 except for the fourth paragraph of note 2 to the consolidated financial statements as to which the date is March 20, 2002, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.


                                      /s/ KPMG LLP


Atlanta, Georgia
July 1, 2002